Exhibit 10.9

MADISON BANK OF MARYLAND

DIRECTOR EMERITUS PLAN, AS AMENDED AND RESTATED

•	Purpose

The purpose of this Madison Bank of Maryland Emeritus Plan (the “Plan”) is to ensure that Madison Bank of Maryland (the “Bank”) will have the advice and expertise of certain members of the Board of Directors upon their retirement by continuing their service as a Director Emeritus.

•	Eligibility

All Directors serving on the Board of the Bank as of the initial public offering are eligible to serve as a Director Emeritus, in accordance with required qualifications.

•	Term of Service

The term of service of a Director Emeritus is three years. Director Emeritus status will terminate upon the occurrence of any one (1) of the following events:

A.           Death of the Director Emeritus;

B.           Inability of the Director Emeritus to provide services under the Plan;

C.           Resignation as Director Emeritus; or

D.           A determination by the Board, or applicable committee, that the Director Emeritus has not fulfilled the service requirements noted below.

•	Required Service

A.	Continue to utilize the Bank as a significant banking facility for Director Emeritus and his or her businesses.

B.	Continue to refer customers to the Bank.

C.	Allow the Bank to utilize the name of the Director Emeritus in Bank communications.

D.	When invited by the Chairman of the Board, use his or her best efforts to attend Board or Board committee meetings and other Bank functions. However, all Emeritus Directors must attend the Annual Meeting of MB Bancorp, Inc., unless attendance is not possible due to health or emergency business reasons.

E.	Do not become involved as a Director, officer, large shareholder (over 1%), advisor, consultant or employee of any financial institution operating in a 25-mile radius of any office of the Bank.

•	Remuneration for Services Rendered

$7,800 per year for no more than three years.